Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Games & Esports Experience Acquisition Corp.

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated May 17, 2021, relating to the financial statements of Games & Esports Experience Acquisition Corp., which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

New York, New York

November 5, 2021